UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 8, 2016

SENESTECH, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-37941	20-2079805
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3140 N. Caden Court, Suite 1

Flagstaff, AZ 86004

(928) 779-4143

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 8, 2016, SenesTech, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) by and among the Company, the selling stockholders named therein (the “Selling Stockholders”) and Roth Capital Partners, LLC (“Roth”), as representatives of the several underwriters named therein (the “Underwriters”). The Underwriting Agreement provided for the offer and sale by the Company (the “Offering”), and the purchase by the Underwriters, of 1,875,000 shares (the “Initial Securities”) of the Company’s common stock, $0.001 par value (the “Common Stock”), at a price to the public of $8.00 per share ($7.44 per share, net of the underwriting discount). Roth acted as sole book-running manager and Craig –Hallum Capital Group and Aegis Capital Corp. served as co-managers for the Offering.

Pursuant to the Underwriting Agreement, (i) the Company granted the Underwriters an option for a period of 30 days to purchase up to an additional 31,250 shares (the “Company Option Securities”) of Common Stock at the same price per share and (ii) the Selling Stockholders granted the Underwriters an option for a period of 30 days to purchase up to an aggregate additional 250,000 shares (the “Selling Stockholder Option Securities” and, together with the Company Option Securities, the “Option Securities”) of Common Stock at the same price per share. Any election by the Underwriters to purchase Option Securities will be made in proportion to the maximum number of Option Securities to be sold by the Company and each Selling Stockholder as set forth in the Underwriting Agreement.

In connection with the Offering, the Company issued to Roth a warrant that is initially exercisable for up to 187,500 shares of common stock (the “Warrant”). The Warrant is exercisable at a per share price equal to 120% of the price per share in the Offering, or $9.60 per share, and is exercisable at any time, and from time to time, in whole or in part, during the five-year period commencing one year from the effective date of the Offering. The Warrant and the shares of common stock underlying the Warrant are subject to a 180 day lock-up. The exercise price and number of shares issuable upon exercise of the Warrant may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation.

The material terms of the Offering are described in the prospectus, dated December 8, 2016 (the “Prospectus”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on December 8, 2016 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-213736), initially filed by the Company with the Commission on September 21, 2016.

The Underwriting Agreement contains customary representations, warranties and agreements of the parties, and customary conditions to closing, obligations of the parties and termination provisions. The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect of those liabilities.

The Offering closed on December 13, 2016. As described in the Prospectus, the Company intends to use net proceeds of approximately $13.3 million from the Offering of the Initial Securities, after deducting underwriting discounts and commissions and estimated offering expenses, to commercialize and launch the Company’s first product candidate, ContraPest, in the United States, and seeking regulatory approval, commercializing and launching ContraPest in other countries; for further development of ContraPest and other product candidates; for capital expenditures associated with manufacturing ContraPest; to fund a cash payment to the holder of all of the shares of our Series A convertible preferred stock for its agreement to waive all accrued dividends on the Series A convertible preferred stock and convert all of its shares of Series A convertible preferred stock into common stock in connection with the Offering; and the remainder to fund working capital and general corporate purposes. The Company intends to use the net proceeds from any sale of Company Option Securities to fund working capital and general corporate purposes. The Company will not receive any net proceeds from the sale of Selling Stockholder Option Securities.

Certain of the Underwriters and their respective affiliates may in the future, perform investment banking, commercial banking, advisory and other services for the Company and its affiliates from time to time for which they have received, and may in the future receive, customary fees and expenses.

The foregoing description of the Underwriting Agreement of the Warrant is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement and the Warrant, copies of which are filed as Exhibit 1.1 and Exhibit 4.2, respectively, to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference. In addition, a copy of the Company’s press release announcing the closing of the Offering is filed with this report as Exhibit 99.1, and incorporated into this Item 1.01 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of December 8, 2016, by and among SenesTech Inc., the selling stockholders named therein and Roth Capital Partners, as representatives of the several underwriters named therein

4.2	Warrant to Purchase Common Stock dated as of December 13, 2016, issued by SenesTech, Inc. issued to Roth Capital Partners, LLC

99.1	Press release dated December 13, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENESTECH, INC.

Dated: December 13, 2016	By:	/s/ Thomas C. Chesterman
Thomas C. Chesterman
Chief Financial Officer